PEPSICO ANNOUNCES DEALS TO EXPAND
SNACK PRESENCE IN THE MIDDLE EAST WITH
MAJORITY-OWNED JOINT VENTURE IN EGYPT
AND ACQUISITION IN SAUDI ARABIA

Company will also make transaction filings on Quaker Oats merger this week; Chairman reaffirms confidence in Q4 EPS Estimate and 2001 Outlook


PURCHASE,   N.Y.,  Jan.  8  --  PepsiCo,  Inc.  today  announced  two  strategic transactions designed to expand the company's snack food business in Egypt and Saudi Arabia.

A new joint venture will be formed in Egypt combining the salty snack operations
of  Chipsy,  the  current  market  leader,   with  Tasty  Foods,  the  country's
second-largest salty snack maker, which is owned by PepsiCo.

Although exact ownership terms of the joint venture were not disclosed, the new company, to be called Chipsy International, will be majority-owned by PepsiCo. Chipsy International will have the strength and scale to compete more effectively in Egypt and eventually expand across North Africa.

PepsiCo also said it has completed negotiations to acquire Tasali Snack Foods, the leader of the Saudi Arabian salty snack market. Pending government approval, the assets of Tasali will be combined with those of Saudi Snack Foods, a PepsiCo joint venture which had been the second-largest snack company in Saudi Arabia.

"These transactions are important steps in our effort to build a global snack business with the scale to operate efficiently and grow the salty snack category in developing markets," said PepsiCo Chairman and Chief Executive Officer Roger Enrico.

Enrico also commented on PepsiCo's broader financial outlook. "We are comfortable with the consensus estimate of earnings per share for the fourth quarter of 2000," he said. "And we remain confident that we can achieve our full-year target of 12-13% growth for 2001."

With respect to PepsiCo's planned merger with The Quaker Oats Company, which was announced in December, PepsiCo said it plans to file this week a registration statement with the Securities and Exchange Commission and to make required filings with U.S. antitrust authorities.



CONTACT: Richard M. Detwiler, Jr., Vice President Public Relations, PepsiCo, Inc. 914-253-2725